Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-41714, No. 333-69334 and No. 333-71866 on Forms S-8 and Registration Statement No. 333-70102, No. 333-108319, No. 333-111442, No. 333-114661 and No. 333-118970 on Form S-3 of our report dated April 14, 2005 relating to the consolidated financial statements and consolidated financial statement schedule of Transgenomic, Inc. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s extension of a waiver of the borrowing base limit on its existing line of credit during the first quarter of 2005), appearing in this Annual Report on Form 10-K of Transgenomic, Inc. and subsidiaries for the year ended December 31, 2004.

/s/ DELOITTE & TOUCHE LLP

Omaha, Nebraska

April 14, 2005